EXHIBIT A

                            INDEX SERIES OF THE FUND

INDEX SERIES                                                  EFFECTIVE DATE
First Trust Dow Jones MicroCap IndexSM Fund                   September 24, 2005
First Trust Value Line(R) Arithmetic Index Fund
First Trust Morningstar(R) Dividend Leaders(SM) Index Fund    March 15, 2006
First Trust NASDAQ-100 Equal Weighted Index(SM) Fund          April 25, 2006
First Trust NASDAQ-100-Technology Sector Index(SM) Fund       April 25, 2006
First Trust Ibbotson Core U.S. Equity Allocation
    Index Fund
First Trust IPOX-100 Index Fund                               April 13, 2006
First Trust AMEX(R) Biotechnology Index Fund                  June 23, 2006
First Trust DB Strategic Value Index Fund
First Trust Dow Jones Internet Index(SM) Fund                 June 23, 2006
First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund